EXHIBIT 12

Eugene Trowbridge, CCIM

Partner

Jillian Sidoti, CCIM

Partner
______

Nancee Tegeder

Associate Attorney

Jonathan Nieh

Associate Attorney

_______

_______

Mailing Address:

38977 Sky Canyon Drive

Suite 101

Murrieta CA, 92563

Email:

company@crowdfundinglawyers.net

Office:

(323) 799-1342

Website:

www.CrowdfundingLawyers.net

February 26, 2020

Re: Offering Circular for Legion Works, Inc. on Form 1-A

To whom it may concern:

I have been retained by Legion Works, Inc. (the "Company"), in connection with the Offering Circular (the "Offering Circular") on Form 1-A, relating to the offering of up to 57,000,000 units (the "Units") of the Company to raise an aggregate total of US$49,875,000.

Each Unit consists of (i) one voting common stock share in the capital of the Company (each, a "Share"), for an aggregate of up to 57,000,000 Shares, and (ii) one-half of one voting common stock share purchase warrant (each whole warrant, a "Warrant"), for an aggregate of up to 28,500,000 Warrants. Each Warrant entitles the holder to purchase one common share in the capital of the Company (each, a "Warrant Share") at an exercise price of US$0.75 per Warrant Share, and is exercisable starting from the date of issuance until any time prior to 5:00 pm (Pacific time) on the date that is 18 months from the date of issuance.

You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Offering Circular will be validly issued, fully paid, and non-assessable. The purchasers of the securities will have no obligation to make payments to the Company other than the price for the securities. Purchasers will not have any obligations to creditors of the Company due to the purchasers’ ownership of the Units.

In connection with the request, I have examined the following:

1. Articles of Incorporation of the Company and amendments thereof;

2. Bylaws of the Company;

3. Other relevant documents of the Company; and

4. The Offering Circular

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I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based upon and subject to the foregoing, we are of the opinion that:

1.	the Units have been duly authorized by all necessary corporate action by the Company;

2.	the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Shares are issued and sold in the manner and under the terms described in the Offering Statement, will be validly issued, fully paid and non-assessable;

3.	the Warrants have been duly authorized and, when issued and sold in accordance with and in the manner described in the Offering Statement, each Warrant will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, liquidation, fraudulent conveyance, or other similar law affecting creditors' rights, and subject to general principles of equity and to limitations on availability of equitable relief, including specific performance;

4.	the Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable

I hereby consent to the filing of this opinion as an exhibit and to the Offering Circular and to the reference to our firm under “Experts” in the related Offering Circular. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/

Jillian Ivey Sidoti, Esq.

38730 Sky Canyon Drive, Ste A, Murrieta, CA 92563

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